As filed with the Securities and Exchange Commission on August 5, 2002

                                                      Registration No. 333-82010


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                ----------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                       ATLANTIC TECHNOLOGY VENTURES, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                      8731                   36-3898269
      (State or other           (Primary Standard          (I.R.S. Employer
      jurisdiction of               Industrial            Identification No.)
     incorporation or          Classification Code
       organization)                 Number)


                                350 Fifth Avenue
                                   Suite 5507
                            New York, New York 10118
                                 (212) 267-2503
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                ----------------

                             FREDERIC P. ZOTOS, ESQ.
                                350 Fifth Avenue
                                   Suite 5507
                            New York, New York 10118
                                 (212) 267-2503
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                -----------------

                                    COPY TO:

                               EZRA G. LEVIN, ESQ.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9100

      Approximate date of commencement of proposed sale to the public: At such time or times as may be determined by the selling shareholders after this registration statement becomes effective.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [x] 333-82010

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

      If the delivery of the prospectus is expected to be made pursuant to
                 Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                                      Proposed
                        Number of     Proposed        Maximum
                         Shares        Maximum        Aggregate      Amount of
  Title of Shares        to be      Offering Price    Offering      Registration
  to be Registered     Registered    Per Share(1)     Price(1)        Fee Due
--------------------------------------------------------------------------------

Common stock, par       833,331         $0.14        $116,666.34       $27.88
value $.001 per
share (2)
--------------------------------------------------------------------------------

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales prices for Atlantic common stock reported on the NASD Over-the-Counter Bulletin Board on July 31, 2002.

(2) Represent shares of Atlantic common stock that Atlantic agreed to issue to Joseph Stevens & Company, Inc., the placement agent under the placement agent agreement dated as of November 6, 2001, between Atlantic and Joseph Stevens, for services rendered relating to the private placement of our stock.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



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

                                EXPLANATORY NOTE

      This Registration Statement is being filed under Rule 462(b) under the Securities Act of 1933, as amended, to register an additional 833,331 shares of common stock, par value $.001, of Atlantic Technology Ventures, Inc. These are shares Atlantic agreed to issue to Joseph Stevens & Company, Inc., the placement agent under the placement agent agreement dated as of November 6, 2001, between Atlantic and Joseph Stevens, for services rendered relating to the private placement of shares of our common stock.

      The contents of the Registration Statement on Form SB-2 (Registration No. 333-82010) filed by Atlantic with the SEC on February 14, 2002, including the exhibits thereto, which was declared effective by the Commission on February 14, 2002, are incorporated herein by reference.




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

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 on Form SB-2 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 26, 2002.

                                    ATLANTIC TECHNOLOGY VENTURES, INC.


                                    By: /s/ Frederic P. Zotos
                                       ----------------------------------
                                    Name:  Frederic P. Zotos
                                    Title: President and Chief Executive
                                           Officer


                                    By:   /s/ Nicholas J. Rossettos
                                       ----------------------------------
                                    Name:  Nicholas J. Rossettos
                                    Title: Treasurer, Secretary and
                                           Chief Financial Officer



      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                                 Date
---------                    -----                                 ----

/s/ Frederic P. Zotos        President and Chief                   July 26, 2002
-----------------------      Executive Officer
Frederic P. Zotos

/s/ Nicholas J. Rossettos    Treasurer, Secretary and              July 26, 2002
-----------------------      Chief Financial Officer
Nicholas J. Rossettos

*                            Director                              July 26, 2002
-----------------------
Steve H. Kanzer

*                            Director                              July 26, 2002
-----------------------
Peter O. Kliem

*                            Director                              July 26, 2002
-----------------------
A. Joseph Rudick

*                            Director                              July 26, 2002
-----------------------
David Tanen


* By:  /s/ Frederic P. Zotos
     ------------------------
     Frederic P. Zotos
     Attorney in Fact



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

                                  Exhibit Index


Exhibit No.   Description
-----------   ------------

5.1           Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1          Consent of KPMG LLP.

23.2 Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5.1 hereto).



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